Exhibit 4.59
AMENDMENT TO REPLACEMENT CAPITAL COVENANTS
This Amendment to the Replacement Capital Covenants, dated as of May 6, 2015 (this “Amendment”), is made by Enterprise Products Operating LLC, a Texas limited liability company and the successor-in-interest to Enterprise Products Operating L.P. (the “Issuer”), and, as applicable, by Enterprise Products Partners L.P., a Delaware limited partnership (the “Guarantor”), and amends each of the Replacement Capital Covenants of the Issuer set forth on Schedule I hereto (each, a “Replacement Capital Covenant” and together, the “Replacement Capital Covenants”) in favor of and for the benefit of each Covered Debtholder (as defined in each such Replacement Capital Covenant).
RECITALS
WHEREAS, the Issuer has issued the three series of junior subordinated notes identified in Schedule I hereto and entered into a Replacement Capital Covenant in connection with each such series, as well as an amendment to the Replacement Capital Covenant set forth in numbered paragraph 1 of Schedule I hereto (such Replacement Capital Covenant, as so amended, the “2006 Replacement Capital Covenant”);
WHEREAS, the Guarantor has entered into each of the Replacement Capital Covenants set forth in numbered paragraphs 2 and 3 of Schedule I hereto (the “2007 and 2009 Replacement Capital Covenants”);
WHEREAS, the Issuer desires to amend certain provisions of the 2006 Replacement Capital Covenant in accordance with Section 4(b) thereof and the Issuer and the Guarantor desire to amend certain provisions of each of the 2007 and 2009 Replacement Capital Covenants in accordance with Section 4(b) thereof;
WHEREAS, pursuant to Section 4(b) of the 2006 Replacement Capital Covenant, the Issuer may amend the terms of the 2006 Replacement Capital Covenant without the consent of the Holders (as defined therein) of the Covered Debt (as defined therein) if the board of directors of the Issuer’s managing entity has determined that such amendment is not adverse to the Holders of the Covered Debt, and, pursuant to Section 4(b)(iv) of the 2007 and 2009 Replacement Capital Covenants, the Issuer and the Guarantor may amend the terms of each of the 2007 and 2009 Replacement Capital Covenants if the amendment is not adverse to the rights of the Covered Debtholders (as defined therein) and the Issuer and the Guarantor deliver to the Holders (as defined therein) of the Covered Debt (as defined therein) a written certificate to that effect; and
WHEREAS, the board of directors of the Issuer’s sole manager has determined that this Amendment is not adverse to the holders of the Covered Debt under the 2006 Replacement Capital Covenant, and the Issuer and the Guarantor have determined that this Amendment is not adverse to the Covered Debtholders under each of the 2007 and 2009 Replacement Capital Covenants and delivered a written certificate to that effect to the Holders of the Covered Debt.
NOW, THEREFORE, each of the Issuer and the Guarantor, as applicable, hereby covenants and agrees that the Replacement Capital Covenants shall be amended as follows:

ARTICLE 1
AMENDMENTS
1.01            Amendments to 2006 Replacement Capital Covenant. The references to “180 days” appearing in Section 2 of the 2006 Replacement Capital Covenant, as well as within the definitions of “Alternative Payment Mechanism,” “Applicable Percentage,” “Explicit Replacement Covenant” and “Intent-Based Replacement Disclosure” in Schedule I of the 2006 Replacement Capital Covenant, are hereby replaced with “365 days.”

1.02            Amendments to 2007 and 2009 Replacement Capital Covenants.  (a) The references to “180 days” appearing within the definitions of “Alternative Payment Mechanism,” “Intent-Based Replacement Disclosure” and “Measurement Period” in Schedule I of each of the 2007 and 2009 Replacement Capital Covenants are hereby replaced with “365 days.”  (b) The references to “six months” appearing within the definition of “Mandatory Trigger Provision” in Schedule I of each of the 2007 and 2009 Replacement Capital Covenants are hereby replaced with “365 days.”  (c) The reference to “six month period” appearing within the definition of “Qualifying Replacement Capital Covenant” in Schedule I of each of the 2007 and 2009 Replacement Capital Covenants is hereby replaced with “365-day period.”

ARTICLE 2
MISCELLANEOUS
2.01            Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

2.02            Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

2.03            Headings. The paragraph headings in this Amendment have been inserted for purposes of convenience and shall not be used for interpretive purposes.

2.04            Reaffirmation of Replacement Capital Covenant. Except as expressly amended hereby, each Replacement Capital Covenant shall remain in full force and effect.
(Signature Page Follows.)

IN WITNESS WHEREOF, the Issuer and the Guarantor have caused this Amendment to be executed by its duly authorized officer as of the day and year first above written.

ENTERPRISE PRODUCTS OPERATING LLC

By:	Enterprise Products OLPGP, Inc., Its Sole Manager

By:	/s/ Bryan F. Bulawa
Name:	Bryan F. Bulawa
Title:	Senior Vice President and Chief Financial Officer

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	Enterprise Products Holdings LLC, Its General Partner

By:	/s/ Bryan F. Bulawa
Name:	Bryan F. Bulawa
Title:	Senior Vice President and Chief Financial Officer

Signature Page to Amendment to
Replacement Capital Covenant

Schedule I

1.
Replacement Capital Covenant, dated as of July 18, 2006, by Enterprise Products Operating L.P., in connection with the Issuer’s 8.375% Fixed/Floating Rate Junior Subordinated Notes due 2066 and as amended by the First Amendment thereto, dated as of August 25, 2006.

2.
Replacement Capital Covenant, dated as of May 24, 2007, by and among Enterprise Products Operating L.P. and Enterprise Products Partners L.P., in connection with the Issuer’s 7.034% Fixed/Floating Rate Junior Subordinated Notes due 2068.

3.
Replacement Capital Covenant, dated as of October 27, 2009, by and among Enterprise Products Operating LLC and Enterprise Products Partners L.P., in connection with the Issuer’s 7.000% Fixed/Floating Rate Junior Subordinated Notes due 2067.